Exhibit 2

BIOMIRA INC.

MATERIAL CHANGE REPORT

1.                                      Name and Address of Company

Biomira Inc. (“Biomira”)

2011 - 94 Street

Edmonton, Alberta  T6N 1H1

2.                                      Date of Material Change

August 7, 2007

3.                                      News Release

Biomira issued a news release on Canada News Wire on August 8, 2007.

4.                                      Summary of Material Change

On August 8, 2007, Biomira announced the signing of amended and restated collaboration and supply agreements related to Stimuvax® with Merck KGaA of Darmstadt, Germany.

5.                                      Full Description of Material Change

On August 8, 2007, Biomira announced the signing of amended and restated collaboration and supply agreements related to Stimuvax with Merck KGaA of Darmstadt, Germany.  The amended agreements restructure the agreements originally signed in 2001, and are based upon the letter of intent signed in January 2006.

Under the terms of the restated agreements, Merck will have world wide marketing rights to and will be entirely responsible for the further clinical development of Stimuvax.  Bimoira is entitled to development and sales-based milestone payments and a royalty on net sales.  Biomira retains responsibility for the manufacture of Stimuvax, including process development and scale-up for commercial manufacturing.  Merck will exclusively purchase Stimuvax from Biomira; with respect to purchases for commercial sales, the purchase price will be subtracted from Biomira’s royalty.  The restated agreements provide Biomira with revised payments based on certain milestones related to manufacturing scale-up and process transfer.  Biomira also will receive a payment of U.S. $2.5 million upon clearance of the transaction with the U.S. anti-trust authorities.

6.                                      Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.                                      Omitted Information

None.

8.                                      Executive Officer

The name and business telephone number of an executive officer of Biomira who is knowledgeable about this material change and this report and who may be contacted in connection with this report is:

Edward A. Taylor

Vice-President Finance & Administration

Biomira Inc.

2011 - 94 Street

Edmonton, Alberta  T6N 1H1

Telephone:            (780) 450-3761

9.                                      Date of Report

August 16, 2007

BIOMIRA INC.

By:	(signed) “Edward A. Taylor”
Edward A. Taylor
Vice-President Finance & Administration